Exhibit 10.1

             Amendment No. 2 to the Amended and Restated By-laws of
                          Giga Information Group, Inc.


           By resolution of the Board of Directors of Giga Information Group, Inc, (the "Company") on June 4, 2001, the following amendment to Article 1 of the Company's Amended and Restated By-laws has been adopted:

           The following has been added to the end of the third sentence of the first paragraph of Section 1.10 after the word "stockholders," effective only with respect to Annual Meetings of stockholders held after the 2001 Annual
Meeting:

           "; provided further that if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting is more than 30 days earlier than the annual meeting in the prior year, then notice must have been received by the Secretary at least 30 days prior to the mailing of notice for the next annual meeting."

           The following has been added to the end of the fifth sentence of the first paragraph of Section 1.11 after the word "stockholders," effective only with respect to Annual Meetings of stockholders held after the 2001 Annual
Meeting:

           "; provided further that if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting is more than 30 days earlier than the annual meeting in the prior year, then notice must have been received by the Secretary at least 30 days prior to the mailing of notice for the next annual meeting."